Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal 2013 Results

NEWARK, NJ — December 10, 2012:  IDT Corporation (NYSE: IDT) reported diluted EPS of $0.16 and non-GAAP diluted EPS of $0.45 for its first quarter of fiscal 2013 (1Q13), the three months ended October 31, 2012.

Howard Jonas, IDT’s Chairman and CEO, said, “We again delivered positive results this quarter.  IDT Telecom generated healthy revenue, gross profit and bottom line increases, while Fabrix and Zedge are also making excellent progress.  Looking ahead, we are confident that the investments we are making in technology, new product development and other initiatives will continue to drive growth.”

1Q13 HIGHLIGHTS
(All comparisons are for 1Q13 to 1Q12 unless otherwise noted).

●	Revenue increased 6.3% to $400.6 million, the 11th consecutive quarter of year over year revenue growth

●	Minutes of use increased 19.0% to 8.7 billion

●	Gross profit increased 13.8% to $65.3 million, the highest level since fiscal 2009

●	Gross margin increased 110 basis points to 16.3%

●	SG&A expense increased 6.7% to $55.2 million

●	Adjusted EBITDA increased 88.1% to $8.7 million

●	Income from operations of $5.2 million compared to a loss from operations of $11.1 million

●	Net income attributable to IDT increased to $3.6 million compared to a net loss attributable to IDT of $4.3 million

●	Non-GAAP net income increased to $9.9 million from $8.3 million

●	Diluted non-GAAP EPS of $0.45 compared to $0.37

●	Net cash provided by operating activities was $25.7 million (including $12.8 million generated by Fabrix) compared to cash used in operating activities of $13.4 million

●	IDT re-purchased 77,843 shares of IDT Class B Common Stock for $0.8 million

NOTES:

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS for all periods presented are non-GAAP measures intended to provide useful information that may be more indicative of IDT’s or the relevant segment’s core operating results than the nearest GAAP measures.  Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

IDT’s operating results for all prior periods presented have been adjusted to reflect the spin-off of Genie Energy in October 2011. Genie Energy is accounted for as discontinued operations for all periods presented.

OPERATING RESULTS BY SEGMENT

TPS

Telecom Platform Services (TPS), which accounted for 98% of IDT’s revenue in 1Q13, markets and distributes multiple communications and payment services across four business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ revenue in 1Q13 increased 6.2% year over year and 3.6% sequentially, to $392.0 million.

●
Retail Communications revenue in 1Q13 increased 16.4% year over year and 4.6% sequentially to $153.7 million (39.2% of total TPS revenue in 1Q13).  Continuing the trend of recent quarters, sales of pin-less calling services over the Boss Revolution platform more than offset declines in sales of traditional disposable calling cards and in retail sales in Europe.

●
Wholesale Termination Services revenue of $181.7 million (46.3% of total TPS revenue in 1Q13) decreased 2.8% year over year and increased 3.7% sequentially.  Revenue per minute, reflecting declining per minute connectivity costs globally, continued to decline, only partially offset by an increase in minutes of use.

●
Payment Services revenue of $43.8 million (11.2% of total TPS revenue in 1Q13) increased 25.2% year over year and 3.6% sequentially reflecting continued growth of international mobile top-up (IMTU) sales.

●
Hosted Platform Solutions revenue of $12.8 million (3.3% of total TPS revenue in 1Q13) declined 14.6% year over year and 6.8% sequentially. Managed services and cable telephony, which is in harvest mode, contributed to the revenue decline.

TPS’ gross profit in 1Q13 was $59.0 million, an increase of 12.1% year over year and 3.9% sequentially.
TPS’ gross margin in 1Q13 was 15.1%, an 80 basis point increase compared to the year ago quarter and a 10 basis point increase sequentially. The gross margin increase in part reflects the rapid growth of relatively higher margin Retail Communications revenue compared to the slower growth of relatively lower margin Wholesale Termination Services revenue. Within Retail Communications, gross margins generated by Boss Revolution calling services strengthened during the quarter. These trends are expected to stabilize or slightly improve TPS’ gross margin throughout 2013.

TPS’ SG&A expense was $47.1 million, a 4.8% increase compared to 1Q12 and 0.9% increase compared to 4Q12.  The year over year increase was driven by higher legal expenses and increased employee compensation costs including sales commission.  These were partially offset by a decrease in marketing expenses.  IDT continues to expect that TPS’ SG&A expense will increase moderately during the remainder of fiscal 2013 as the impact of previously announced growth initiatives is fully realized.  These initiatives include increased marketing, expansion of the Company’s internal sales force, and development of new technologies and products.

TPS’ SG&A expense as a percentage of TPS’ revenue declined to 12.0% compared to 12.2% in the year ago quarter and 12.3% in the prior quarter.

TPS’ Adjusted EBITDA in 1Q13 was $11.9 million, a 54.7% increase year over year and a 17.5% increase sequentially, largely reflecting continued revenue increases and improving gross margins generated by Retail Communications.

TPS’ depreciation and amortization expense continued to decrease as IDT has deployed technologies that require less CAPEX over the past several years.  In 1Q13, depreciation expense was also reduced by $0.7 million due to a non-routine adjustment of estimated capital expenditures subject to sales and use tax as a result of an audit. Depreciation and amortization expense in 1Q13 was $2.5 million, a 33.3% decrease from the year ago period and a 21.8% decrease sequentially.

TPS’ income from operations was $9.0 million including the impact of a $0.4 million legal settlement charge.  This compares to a loss from operations of $7.3 million in 1Q12 when TPS recorded a charge of $11.2 million for settlement of legal claims.  Absent these non-routine charges, income from operations for 1Q13 would have been $9.4 million compared to $3.9 million in 1Q12.  In 4Q12, TPS’ income from operations was $6.9 million.

CPS

Consumer Phone Services (CPS) sells local and long distance services.  CPS has been in harvest mode since fiscal 2006 - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ 1Q13 revenue was $4.0 million, compared to $5.4 million in the year ago quarter and $4.4 million in the prior quarter.  Income from operations was $0.6 million, $1.2 million and $0.9 million for the same periods, respectively.  The declines in revenue and income from operations were in line with management expectations.

ALL OTHER

All Other includes: Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery; Zedge, a platform - including a popular Android app - that allows users to share and obtain content to personalize mobile phones and tablets; IDT Spectrum, which holds, leases and sells fixed wireless spectrum; ICTI, which licenses and enforces intellectual property rights primarily related to Voice-over-Internet Protocol technology; and IDT’s real estate holdings.

All Other’s 1Q13 revenue was $4.5 million, a 95.6% increase compared to the year ago quarter and a 106.5% increase sequentially.  The increases primarily reflect strong revenue growth at Fabrix and, to a lesser extent, at Zedge.  All Other’s loss from operations was $1.6 million compared to a loss from operations of $0.9 million in the year ago quarter and a loss of $2.3 million in 4Q12.

FABRIX:  Fabrix’s revenue was $2.4 million in 1Q13 compared to $0.6 million in both 1Q12 and 4Q12.  During the quarter, Fabrix collected $12.8 million in cash primarily from a system integrator partner pursuant to an expanded statement of work signed during 4Q12.  Fabrix’s revenue is generally recognized over three years from the date on which delivered orders are accepted by the customer.

ZEDGE: Zedge's Android app is rapidly approaching 50 million downloads, putting it in a very select class of most downloaded android apps. In Google Play, Zedge currently ranks among the top 10 most popular free apps. Users are now downloading in excess of 3 million games a month through Zedge's game channel.  Because of the high value of its users, Zedge has developed direct relationships with a stable of premium publishers who are helping to propel revenue growth.  Zedge generated revenue of $1.2 million in 1Q13 compared to $0.9 million in 1Q12 and $1.0 million in 4Q12.

NOTES ON CONSOLIDATED RESULTS AND BALANCE SHEET

Corporate G&A expense was $2.8 million in 1Q13, a 3.9% decrease sequentially.  In 1Q12, corporate G&A expense was $3.9 million.  The $1.1 million decrease primarily reflects fees charged to Genie for services provided in 1Q13.

Provision for income taxes in 1Q13 was $2.1 million, compared to a benefit from income taxes of $3.3 million in the year ago quarter, which represented an effective rate of 33.0% and 28.7% of income (loss) from continuing operations before income taxes in 1Q13 and 1Q12, respectively.  In 4Q12, IDT reversed a portion of the valuation allowance that had been applied against its U.S. deferred income tax assets due to the current and expected future profitability of its operations in the United States.  Because of this reversal, IDT will record a provision for federal income tax in periods when IDT has pretax income.  This provision will be offset by the utilization of IDT’s federal net deferred tax assets.  Actual cash taxes paid are expected to be minimal as IDT continues to utilize its NOLs.  As of October 31, 2012, IDT had $33.9 million in net deferred income tax assets.  NOLs totaled $182 million as of October 31, 2012.

Net income attributable to IDT in 1Q13 was $3.6 million, compared to a net loss attributable to IDT of $4.3 million in 1Q12 and net income attributable to IDT of $37.3 million in 4Q12, which reflected an income tax benefit of $36.5 million.

Non-GAAP net income and diluted non-GAAP EPS exclude certain components of GAAP net income (loss) that are not necessarily indicative of core operations.  The excluded components are detailed in the reconciliation provided at the end of this release.  Non-GAAP net income was $9.9 million in 1Q13, compared to $8.3 million in the year ago quarter and $5.1 million in the prior quarter.  Diluted non-GAAP EPS was $0.45 in 1Q13 compared to $0.37 in the year ago quarter and $0.23 in the prior quarter.

As of October 31, 2012, IDT had $166.1 million of cash and cash equivalents. In addition, IDT had an aggregate of $27.5 million of current and long-term restricted cash and cash equivalents, which included $21.2 million in customer deposits and other restricted balances held for IDT’s Gibraltar based bank.  Long term notes payable including the current portion, consisting of mortgage loans against IDT-owned real estate, totaled $30.3 million.

Following the close of 1Q13, IDT contributed $0.9 million to the IDT Charitable Foundation.

DIVIDENDS

IDT’s Board of Directors declared a special cash dividend of $0.60 per share which was paid on November 13, 2012, and suspended payment of the Company’s regular $0.15 per share quarterly dividend for fiscal 2013.  Future dividends will be at a level commensurate with the Company’s financial results, strategic goals and available resources.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

●	IDT will host a conference call at 8:30 AM ET this morning, December 10th beginning with management’s discussion of financial and operational results, business outlook and strategy followed by Q&A.

●	To listen to the conference call and/or participate in the Q&A, dial toll-free 1-877-317-6789 (from U.S.) or 1-412-317-6789 (international) and request the IDT Corporation call.

●
An audio replay of the conference call will be available one hour after the call concludes through December 17, 2012 by dialing 1-877-344-7529 (conference code 10021044), and by streaming from the IDT website investor relations site: www.idt.net/ir.

●
Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/ir.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services.  IDT Telecom’s retail products allow people to communicate and share financial resources around the world while its carrier services business is a global leader in wholesale voice termination.  For more information, visit www.idt.net.  Other IDT holdings include several promising technology initiatives:  Fabrix Systems (www.fabrixsystems.com), Zedge (www.zedge.net), IDT Spectrum (www.idtspectrum.com), and Innovative Communications Technologies, Inc.

In this press release, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to remain profitable and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31, 2012	July 31, 2012
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$166,141	$151,504
Restricted cash and cash equivalents—short-term	16,101	12,636
Trade accounts receivable, net of allowance for doubtful accounts of $14,623 at October 31, 2012 and $13,055 at July 31, 2012	70,613	83,054
Prepaid expenses	19,363	18,800
Investments—short-term	82	86
Deferred income tax assets, net—current portion	3,823	5,142
Other current assets	16,075	17,436
Total current assets	292,198	288,658
Property, plant and equipment, net	85,577	85,567
Goodwill	14,837	14,614
Other intangibles, net	1,755	1,907
Investments—long-term	7,496	7,133
Restricted cash and cash equivalents—long-term	11,439	9,466
Deferred income tax assets, net—long-term portion	30,124	31,744
Other assets	12,289	12,025
Total assets	$455,715	$451,114

Liabilities and equity
Current liabilities:
Trade accounts payable	$37,955	$39,845
Accrued expenses	159,082	161,266
Deferred revenue	85,065	84,588
Customer deposits	14,036	10,524
Income taxes payable	473	1,337
Dividends payable	13,700	—
Notes payable—current portion	603	560
Other current liabilities	7,219	3,245
Total current liabilities	318,133	301,365
Notes payable—long-term portion	29,722	29,716
Other liabilities	15,465	17,308
Total liabilities	363,320	348,389
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2012 and July 31, 2012	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 24,112 and 24,112 shares issued and 21,260 and 21,342 shares outstanding at October 31, 2012 and July 31, 2012, respectively	241	241
Additional paid-in capital	397,906	395,869
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,852 and 2,770 shares of Class B common stock at October 31, 2012 and July 31, 2012, respectively	(98,583)	(97,757)
Accumulated other comprehensive income	1,838	202
Accumulated deficit	(209,869)	(196,358)
Total IDT Corporation stockholders’ equity	91,566	102,230
Noncontrolling interests	829	495
Total equity	92,395	102,725
Total liabilities and equity	$455,715	$451,114

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended October 31,
	2012	2011
	(in thousands, except per share data)
Revenues	$400,585	$376,777
Direct cost of revenues (exclusive of depreciation and amortization)	(335,264)	(319,352)
Gross profit	65,321	57,425
Operating expenses:
Selling, general and administrative (i)	55,226	51,783
Depreciation and amortization	3,135	4,442
Research and development	1,382	1,010
Total operating expenses	59,743	57,235
Other operating losses	(350)	(11,252)
Income (loss) from operations	5,228	(11,062)
Interest income (expense), net	109	(478)
Other income, net	885	189
Income (loss) from continuing operations before income taxes	6,222	(11,351)
(Provision for) benefit from income taxes	(2,054)	3,263
Income (loss) from continuing operations	4,168	(8,088)
Discontinued operations, net of tax:
Income from discontinued operations	—	1,015
Income on sale of discontinued operations	—	2,000
Total discontinued operations	—	3,015
Net income (loss)	4,168	(5,073)
Net (income) loss attributable to noncontrolling interests	(554)	747
Net income (loss) attributable to IDT Corporation	$3,614	$(4,326)

Amounts attributable to IDT Corporation common stockholders:
Income (loss) from continuing operations	$3,614	$(8,236)
Income from discontinued operations	—	3,910
Net income (loss)	$3,614	$(4,326)

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income (loss) from continuing operations	$0.17	$(0.40)
Income from discontinued operations	—	0.19
Net income (loss)	$0.17	$(0.21)
Weighted-average number of shares used in calculation of basic earnings per share	20,807	20,365

Diluted:
Income (loss) from continuing operations	$0.16	$(0.40)
Income from discontinued operations	—	0.19
Net income (loss)	$0.16	$(0.21)

Weighted-average number of shares used in calculation of diluted earnings per share	22,084	20,365

Dividends declared per common share	$0.75	$0.23

(i) Stock-based compensation included in selling, general and administrative expenses	$2,225	$684

IDT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended October 31,
	2012	2011
	(in thousands)
Operating activities
Net income (loss)	$4,168	$(5,073)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Net income from discontinued operations	—	(3,015)
Depreciation and amortization	3,135	4,442
Deferred income taxes	2,938	(997)
Provision for doubtful accounts receivable	1,499	1,108
Interest in the equity of investments	(292)	256
Stock-based compensation	2,225	684
Change in assets and liabilities:
Trade accounts receivable	(5,914)	(1,053)
Prepaid expenses, other current assets and other assets	210	7,276
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	14,829	(12,564)
Customer deposits	3,512	1,288
Income taxes payable	(864)	(1,434)
Deferred revenue	204	(4,277)
Net cash provided by (used in) operating activities	25,650	(13,359)
Investing activities
Capital expenditures	(3,550)	(1,926)
Collection of notes receivable	750	—
Increase in investments	(69)	—
Proceeds from sale and redemption of investments	2	343
Increase in restricted cash and cash equivalents	(5,438)	(1,056)
Proceeds from maturities of certificates of deposit	—	3,540
Net cash (used in) provided by investing activities	(8,305)	901
Financing activities
Dividends paid	(3,425)	(5,217)
Cash of subsidiaries deconsolidated as a result of the Genie spin-off	—	(92,351)
Distributions to noncontrolling interests	(400)	(350)
Repayments of capital lease obligations	—	(1,092)
Repayments of borrowings	(58)	(160)
Repurchases of Class B common stock	(826)	—
Net cash used in financing activities	(4,709)	(99,170)
Discontinued operations
Net cash used in operating activities	—	(889)
Net cash used in investing activities	—	(2,048)
Net cash used in discontinued operations	—	(2,937)
Effect of exchange rate changes on cash and cash equivalents	2,001	(622)
Net increase (decrease) in cash and cash equivalents	14,637	(115,187)
Cash and cash equivalents at beginning of period	151,504	244,301
Cash and cash equivalents at end of period	$166,141	$129,114

Supplemental schedule of non-cash investing and financing activities
Contribution due to Genie in connection with the spin-off	$—	$11,892
Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the Genie spin-off	$—	$30,695

Reconciliation of Non-GAAP Financial Measures for the First Quarter Fiscal 2013

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the first quarter of fiscal 2013 Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization and other operating losses.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, other operating losses, and stock-based compensation, and subtracts reversals of the valuation allowance on deferred income tax assets and income from discontinued operations.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the basic and diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2013 and fiscal 2012 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and intends to incur capital expenditures at the reduced levels going forward. Since IDT’s telecommunications network is less costly than in the past, IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Other operating losses, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Although the Company has claim settlements from time-to-time and has a number of matters under litigation, such losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Reversals of the valuation allowance on deferred income tax assets are excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because these reversals are non-cash adjustments that are only indirectly related to the current results of IDT’s core operations. The reversals arise when IDT determines that it is more likely than not that a portion of its deferred income tax assets will be realized based on projected future taxable income, tax planning strategies and the scheduled reversal of deferred tax liabilities. The assessment of the valuation allowance requires significant subjective and complex judgments about matters that are inherently uncertain and may change in subsequent periods.

Income from discontinued operations is also excluded from the calculation of non-GAAP net income and non-GAAP EPS because discontinued operations are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. Although there may be discontinued operations in the future, the income or loss from discontinued operations does not reflect the performance of IDT’s core and continuing operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation
Reconciliation of Adjusted EBITDA to Income (Loss) from Operations
(unaudited)
Figures may not foot or cross-foot due to rounding to millions.

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended October 31, 2012 (1Q13)
Revenue	$400.6	$392.0	$4.0	$4.5	$-
Direct cost of revenue	335.3	333.0	1.7	0.6	-
Gross profit	65.3	59.0	2.4	3.9	-
Selling, general and administrative	55.2	47.1	1.8	3.6	2.8
Research and development	1.4	-	-	1.4	-
Adjusted EBITDA	8.7	11.9	0.6	(1.1)	(2.8)
Subtract:
Depreciation and amortization	3.1	2.5	-	0.6	-
Other operating loss	0.4	0.4	-	-	-
Income (loss) from operations	$5.2	$9.0	$0.6	$(1.6)	$(2.8)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended July 31, 2012 (4Q12)
Revenue	$384.9	$378.3	$4.4	$2.2	$-
Direct cost of revenue	324.0	321.5	1.9	0.6	-
Gross profit	60.9	56.8	2.5	1.6	-
Selling, general and administrative	53.3	46.7	1.6	2.1	2.9
Research and development	1.2	-	-	1.2	-
Adjusted EBITDA	6.4	10.2	0.9	(1.7)	(2.9)
Subtract:
Depreciation and amortization	3.8	3.2	-	0.6	-
Income (loss) from operations	$2.6	$6.9	$0.9	$(2.3)	$(2.9)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended October 31, 2011 (1Q12)
Revenue	$376.8	$369.1	$5.4	$2.3	$-
Direct cost of revenue	319.4	316.4	2.5	0.5	-
Gross profit	57.4	52.6	2.9	1.9	-
Selling, general and administrative	51.8	44.9	1.7	1.2	3.9
Research and development	1.0	-	-	1.0	-
Adjusted EBITDA	4.6	7.7	1.2	(0.4)	(3.9)
Subtract:
Depreciation and amortization	4.4	3.8	-	0.5	0.1
Other operating loss	11.3	11.3	-	-	-
(Loss) income from operations	$(11.1)	$(7.3)	$1.2	$(0.9)	$(4.0)

IDT Corporation
Reconciliations of Net Income (Loss) to Non-GAAP Net Income and Earnings Per Share to Non-GAAP EPS
(unaudited)
Figures may not foot due to rounding to millions.

in millions, except per share data	1Q13	4Q12	1Q12

Net income (loss)	$4.2	$37.5	$(5.1)
Adjustments (add) subtract:
Stock-based compensation	(2.2)	(0.7)	(0.7)
Depreciation and amortization	(3.1)	(3.8)	(4.4)
Other operating losses	(0.4)	-	(11.3)
Reversals of the valuation allowance on deferred income tax assets	-	36.9	-
Income from discontinued operations	-	-	3.0
Total adjustments	(5.7)	32.4	(13.4)
Non-GAAP net income	$9.9	$5.1	$8.3

Earnings per share:
Basic	$0.17	$1.78	$(0.21)
Total adjustments	0.30	(1.54)	0.62
Non-GAAP EPS - basic	$0.47	$0.24	$0.41

Weighted-average number of shares used in calculation of basic earnings per share	20.8	21.0	20.4

Diluted	$0.16	$1.69	$(0.21)*
Total adjustments	0.29	(1.46)	0.58
Non-GAAP EPS - diluted	$0.45	$0.23	$0.37

Weighted-average number of shares used in calculation of diluted earnings per share	22.1	22.1	22.3

 * For the three months ended October 31, 2011, the diluted earnings per share equals basic earnings per share because IDT had a loss from continuing operations and the effect of the dilutive securities would have been anti-dilutive.